Oppenheimer Global Real Estate Fund
N-SAR Exhibit – Item 77Q1

A copy of the Fund’s Investment Advisory Agreement follows:

1.
Pre-Effective Amendment No. 1 to the Registration Statement of Oppenheimer Global Real Estate Fund, (the “Registrant”), filed with the Securities and Exchange Commission on February 15, 2013 (Accession Number 0000728889-13-000424), includes the following materials, which are hereby incorporated by reference in response to Item 77Q of the Registrant’s Form N-SAR:

•	Investment Advisory Agreement dated 1/16/13.

•	Investment Subadvisory Agreement dated 1/16/13.

•	Sub-Subadvisory Agreement dated 1/16/13

In addition, the following is Exhibit A to the Investment Subadvisory Agreement dated 1/16/13; and Exhibit A to the Investment Sub-Subadvisory Agreement dated 1/16/13:

EXHIBIT A

TO SUBADVISORY AGREEMENT

SubAdvisory Fee

The Adviser will pay the SubAdviser a SubAdvisory Fee calculated in the same manner as the investment management fee paid by the Fund to the Adviser under the Advisory Agreement, which SubAdvisory Fee shall be 80% of the investment management fee collected by the Adviser from the Fund, and which shall be calculated after any investment management fee waivers (i) required by the Fund’s Board of Trustees or (ii) voluntarily agreed to by both the Adviser and the SubAdviser.

EXHIBIT A

TO SUB-SUBADVISORY AGREEMENT

Sub-SubAdvisory Fee

The SubAdviser will pay the Sub-SubAdviser a fee equal to 40% of the investment management fee collected by the Adviser from the Fund, which shall be calculated after any investment management fee waivers (i) required by the Fund’s Board of Trustees or (ii) voluntarily agreed to by the Adviser with the Sub-SubAdviser's concurrence.  Notwithstanding the foregoing, if the Adviser, without demand from the Fund’s Board of Trustees, agrees, without the Sub-SubAdviser's concurrence, to voluntarily waive a portion of the investment management fee the Fund is required to pay to the Adviser, the Sub-SubAdviser's fee hereunder shall be based upon the investment management fee the Fund would have paid but for any such waiver agreed to by the Adviser in its sole discretion.